UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Bruce A. Toth, Esq. Winston & Strawn LLP 35 W. Wacker Drive Chicago, IL 60601-9703 (312) 558-5723	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

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Superior Industries International, Inc., a California corporation (“Superior” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from its shareholders in connection with its 2015 Annual Meeting of Shareholders The Westin Hotel, 1500 Town Center, Southfield, Michigan 48075 on Tuesday, May 5, 2015, at 9:30 a.m. Eastern Time, and at any and all adjournments, postponements or reschedulings thereof (the “2015 Annual Meeting”). In connection with its 2015 Annual Meeting, Superior has filed a revised definitive proxy statement and a definitive form of WHITE proxy card with the SEC on March 27, 2015.

Letter to Shareholders Dated April 24, 2015

Attached hereto is a letter dated April 24, 2015 that Superior is issuing to shareholders in which Superior comments on the recommendation by ISS Proxy Advisory Services, or ISS, that its clients vote against Superior’s Proposal 2 to be voted on at the Annual Meeting, which is to approve, on an advisory (non-binding) basis, Superior’s compensation of its named executive officers, or Say-on-Pay. As previously disclosed, GAMCO Asset Management Inc. (“GAMCO”) has indicated that it intends to conduct a proxy contest and seek the election at the 2015 Annual Meeting of three candidates to the Superior Board of Directors (the “Superior Board”) to replace three highly qualified, and extremely valuable members of the Superior Board who have been unanimously recommended by the Superior Board for re-election. Superior strongly urges shareholders to vote only the WHITE proxy card and discard any blue proxy card they may receive from GAMCO.

Additional Information and Where To Find It

Superior, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior shareholders in connection with the matters to be considered at Superior’s 2015 Annual Meeting. On March 27, 2015, Superior filed a revised definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the SEC in connection with such solicitation of proxies from Superior’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including the appendices thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.supind.com, by writing to Superior’s Corporate Secretary at 24800 Denso Drive, Suite 225, Southfield, Michigan 48033, by calling Superior at (248) 352-3700, or by contacting Superior’s proxy solicitor, MacKenzie Partners, Inc., toll free at 1-800-322-2885.

VOTE THE WHITE PROXY CARD TODAY!

April 24, 2015

Dear Fellow Shareholder:

We are seeking your support at the Superior Industries International, Inc. (“Superior” or the “Company”) 2015 Annual Meeting of Shareholders, to be held on Tuesday, May 5, 2015, in voting on the WHITE proxy card “FOR” Proposal 2, to approve on an advisory (non-binding) basis Superior’s compensation of its named executive officers, or “Say-on-Pay.” This proposal is further described beginning on page 23 of our proxy statement.

Our Board of Directors and the leading proxy advisory firm Glass, Lewis & Co., LLC, or Glass Lewis, have recommended that shareholders vote on the WHITE proxy card in favor of our Say-on-Pay proposal to approve on an advisory (non-binding) basis, Superior’s compensation of its named executive officers. In contrast, despite favorable recommendations in prior years, including last year, ISS Proxy Advisory Services, or ISS, recently recommended that its clients vote against our Say-on-Pay proposal based on concerns about the employment agreement that Superior entered into with our new President and Chief Executive Officer, Donald J. Stebbins, who was appointed to serve as our President and Chief Executive Officer, effective May 5, 2014. We respectfully disagree with the recommendation of ISS with respect to our Say-on-Pay proposal and believe that the concerns articulated by ISS in its report did not sufficiently consider the circumstances that the Superior Board was faced with at the time that Superior sought to induce Mr. Stebbins to join Superior as its Chief Executive Officer and entered into an employment agreement with Mr. Stebbins, including the following:

•	Superior Lacked a Formal Performance-Based Long-Term Incentive Plan at the Time that Mr. Stebbins was Hired. At the time that Superior sought to attract Mr. Stebbins to join Superior as its Chief Executive Officer and negotiated an employment agreement with him, Superior had a performance-based annual 2014 incentive plan in place but did not yet have a formal performance-based long-term incentive plan in place.

•	It Was the View of the Superior Board’s Compensation Committee that Appropriate Performance Goals For The New CEO in 2014 Could Not Be Established Before Mr. Stebbins Had the Opportunity to Assess Superior’s Near-Term and Long-Term Outlook and Report Back to the Superior Board. Although a performance-based annual 2014 incentive plan was in place at the time of Mr. Stebbins’ hiring, it was the view of the Superior Board and its Compensation Committee that it was important to provide Mr. Stebbins with the opportunity to assess Superior’s near-term and long-term outlook and report back to the Superior Board before appropriate performance goals for the new CEO were established.

•	Mr. Stebbins’ Employment Agreement Contains Strong Financial Incentives for Mr. Stebbins to Improve Long-Term Financial Performance. Recognizing the need to give Mr. Stebbins strong financial incentives to improve the long-term financial performance of the Company, the Superior Board awarded Mr. Stebbins an equity grant with three-year cliff vesting. In doing so, the Superior Board of Directors noted that this structure provided incentives for Mr. Stebbins to remain with Superior while also permitting the Board to minimize the cost of his termination were it to subsequently determine that he was not the appropriate person to serve as Superior’s Chief Executive Officer.

In light of the ISS report, we would like to provide additional information regarding the circumstances that existed at the time that Superior entered into its employment agreement with Mr. Stebbins, the rationale behind Mr. Stebbins’ compensation, the strong financial incentives that exist for Mr. Stebbins to improve Superior’s long-term financial performance, the strengths of our compensation program and our compensation program’s focus on pay for performance. We believe this information is critical to an understanding of Mr. Stebbins’ performance-based compensation. You should consider the following information before determining how to vote your WHITE proxy card as to our Say-on-Pay proposal.

Past History of Strong Shareholder Support for Our Executive Compensation Program

Our executive compensation program has received favorable votes from our shareholders in each of the past three years, receiving on average a vote of approximately 86% over such time period. As described comprehensively in our proxy statement, our pay philosophy is competitive, not excessive, highly performance-based, and subject to goal attainment. We also continue to make improvements to our compensation program to continue to align our executive compensation with our performance and the interests of our shareholders.

Our Executive Compensation Philosophy – We Pay for Performance

Our executive compensation philosophy is designed to reward our executives, including Mr. Stebbins, for their contributions to our performance and shareholder value by tying a significant portion of their total compensation directly to our performance. We believe this philosophy is the core of our continuing efforts to enhance shareholder value.

Superior’s executive officers are compensated in a manner consistent with Superior’s strategy, competitive practice, sound compensation governance principles and shareholder interests and concerns. In recent years, we have continued to adjust our compensation program to further align compensation received by our named executive officers with the interests of our shareholders and to provide compensation that is tied directly to the performance of the Company and its named executive officers.

Superior will be placing an even greater emphasis on performance-based compensation in 2015 and later years pursuant to the employment agreement entered into with our CEO in 2014 and our recent approval of new annual incentive and long-term incentive programs becoming effective in 2015, which were developed after obtaining guidance from our independent compensation consultant and seeking and receiving feedback from some of our shareholders regarding desired plan design features.

Background Relating to Our Decision to Hire Donald J. Stebbins to Fill Our CEO Vacancy

On March 31, 2014, our former President and Chief Executive Officer, Steven J. Borick, retired. To fill the vacancy created by Mr. Borick’s retirement, the Superior Board retained a leading executive search firm and engaged in a comprehensive search process to identify an individual to build on the initiatives championed by Mr. Borick to make Superior a stronger and more efficient competitor in the global marketplace for automotive parts and supplies.

With the assistance of its executive search firm, the Superior Board became aware of the possibility that it may be able to attract Mr. Stebbins to serve as Superior’s President and Chief Executive Officer. Mr. Stebbins is an extremely accomplished automotive supply industry executive and brings to Superior more than two decades of relevant experience serving as a senior executive for large-cap publicly-traded companies in the automotive supply industry. Mr. Stebbins served as Chairman and Chief Executive Officer of Visteon Corporation, a publicly-traded global automotive parts supply company with a market capitalization today of approximately $4.6 billion that was spun off from the Ford Motor Company in 2000, and served 13 years as a senior executive of Lear Corporation, a publicly-traded supplier of automotive seating and electrical distribution systems that today has a market capitalization of approximately $9 billion.

As the Superior Board considered Mr. Stebbins as a possible candidate for the position of President and Chief Executive Officer, we were impressed with Mr. Stebbins’ extensive experience leading and operating a publicly-held automotive supply business in global and highly competitive environments and determined that we had identified an individual who has the automotive supply industry experience, deep expertise operating in a global and highly competitive environment, leadership and managerial skills and commitment to achieving measurable results necessary to deliver superior value to our shareholders and build upon the strong brand and automotive industry reputation that was established by Louis and Steven Borick over more than fifty years.

In the second quarter of 2014, after the Superior Board determined that Mr. Stebbins was the right individual to lead and navigate Superior through the complex, dynamic and highly competitive global business environment in which we operate, Superior negotiated and entered into an employment agreement with Mr. Stebbins to serve as our new President and Chief Executive Officer and Mr. Stebbins commenced employment with Superior on May 5, 2014.

Prior to Mr. Stebbins’ Hire Date, a Formal Performance-Based Long-Term Incentive Plan Was Not in Place and It Was Not Practical to Design a Long-Term Incentive Plan with Appropriate Performance Goals Before Mr. Stebbins Had the Opportunity to Assess Superior’s Near-Term and Long-Term Outlook and Report Back to the Superior Board

At the time that Superior entered into the employment agreement with Mr. Stebbins to have him serve as our President and Chief Executive Officer, the Superior Board was focused on balancing the need to structure a compensation arrangement that provided him with strong performance-based long-term incentives with the fact that Superior did not have a formal performance-based long-term incentive plan in place. In addition, while Superior had a performance-based annual incentive plan in place for 2014, it was the view of the Superior Board and it Compensation Committee that before it could set appropriate performance goals for the new CEO, Mr. Stebbins should first be given an opportunity to assess Superior’s financial and operating condition and its near-term and long-term outlook and report back to the Superior Board with regards to his assessment. In order to ensure that, even in the absence of a formal performance-based long-term incentive plan, Mr. Stebbins had the appropriate amount of incentives in place to improve Superior’s financial and operating performance, Mr. Stebbins’ performance-based long-term incentive was structured as time-based restricted stock and was granted in an amount commensurate with eight months of service in 2014. Superior’s approach to structuring Mr. Stebbins’ performance-based long-term incentive in 2014 in this manner was strictly to address that Superior lacked a formal performance-based long-term incentive plan and its inability to design a formal performance-based long-term incentive plan with appropriate performance goals prior to Mr. Stebbins’ hire date and, accordingly, should not, in any way, be viewed as indicative of a policy not to pay for performance.

Our CEO’s Performance-Based Compensation Program

Notwithstanding that Superior lacked a formal performance-based long-term incentive (LTI) plan, Mr. Stebbins’ employment agreement provides him with significant long-term incentives that are performance-based. Beginning in 2015, the percentage of total compensation that is variable or performance-based, as opposed to fixed, ranges from 47% to 71%,1 depending on performance:

	Below Threshold	Threshold	Target	Maximum
Salary	900,000	900,000	900,000	900,000
Short-Term Incentive	0	720,000	900,000	1,800,000
Time Based LTI	600,000	600,000	600,000	600,000
Performance-Based LTI	0	600,000	1,200,000	1,800,000
Total	1,500,000	2,820,000	3,600,000	5,100,000
Percentage Performance-Based	0%	47%	59%	71%

In structuring the 2014 compensation, it should also be noted that all of the time-based restricted stock (both the shares granted in 2014 and the $600,000 to be granted each year under the terms of the employment agreement) have a three year cliff vesting schedule. This structure permits the Board to terminate Mr. Stebbins prior to vesting if it determines his performance is not adequate. We acknowledge that time-based restricted stock is typically not viewed as performance-based compensation; however, in this unique instance, the cliff vesting component of the time-based restricted stock award adds a significant performance feature.

Regarding other aspects of Mr. Stebbins’ employment agreement, it is also noted that the agreement utilizes the best practice of providing our CEO with target long-term compensation as a percentage of base salary. If Superior is not performing, the employment agreement can be terminated by the Superior Board with no additional long-term incentive awards being granted. Finally, in structuring Mr. Stebbins’ employment agreement, as is typical with new CEO hires, the Superior Board established a fixed or minimum bonus in the year of hire. This market practice recognizes uncertainty in establishing appropriate short-term goals for a new hire. Prior to agreeing to that target bonus, Superior reviewed the bonus parameters with Mercer, its independent compensation consultant, and received data indicating that Mr. Stebbins target bonus was at the 75th percentile of our peer group. When viewed in hindsight, the minimum bonus was exceeded based on the performance of Superior in 2014 being higher than the minimum floor.

Viewed in this context, Mr. Stebbins’ employment agreement provides significant performance incentives with the discretion for determining whether those incentives have been satisfied being retained exclusively by the Superior Board. Consistent with Mr. Stebbins’ willingness to become the CEO of Superior with strong performance-based incentives, Mr. Stebbins urged the Superior Board to establish a formal performance-based long-term incentive plan for its other senior executives, which became effective in 2015.

The Compensation and Benefits Committee and the Superior Board believe that Mr. Stebbins’ performance-based compensation works as a cohesive unit to achieve its desired results. We believe that the various types of compensation serve to reward Mr. Stebbins for excellence in very different areas,

1 Even higher, if appreciation in the stock price is considered.

which are critical to our long-term success, without significant overlap. A substantial portion of Mr. Stebbins’ compensation is directly tied to the performance of the Company.

Conclusion

Compensation is a tool that is used by our Board of Directors and Compensation and Benefits Committee to reward our executives, including Mr. Stebbins, for their positive contributions to our performance. We note that our overall compensation program has been designed to follow current best compensation practices, based upon guidance and recommendations received from the Compensation and Benefits Committee’s independent compensation consultant.

As we look forward to the future, we will continue to build upon our strong corporate governance framework and the employment of current best compensation practices to continue to align our executive compensation programs with the interests of our shareholders.

The Board of Directors urges you to vote on the WHITE proxy card “FOR” Proposal 2, our Say-on-Pay proposal, and to approve, on an advisory (non-binding) basis, the Company’s compensation of its named executive officers.

Sincerely,

/s/ Margaret S. Dano Margaret S. Dano Chairman of the Board of Directors	/s/ James S. McElya James S. McElya Chairman of Compensation and Benefits Committee of the Board of Directors

Forward-Looking Statements

We caution readers that this letter contains statements that are forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are indicated by words or phrases such as “may,” “could,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “potential,” “possibly,” “plans,” “expects,” “intends,” “estimates,” “forecasts” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding the anticipated proxy contest by GAMCO Asset Management Inc. and the other participants in its solicitation, our initiatives to make Superior a stronger and more efficient competitor in the global marketplace for automotive parts and supplies, our actions to enhance our long-term prospects and enhance value for our shareholders, our ability to return Superior to sustained and profitable revenue growth and increasing shareholder returns, our ability to ramp up production at our new manufacturing facility in Mexico to full capacity by the end of 2015, our ability to expand capacity at our new manufacturing facility in Mexico and the timetable for such capacity expansion, the cost of operating a new manufacturing facility in Mexico, our ability to use our new manufacturing facility in Mexico to enhance our competitive position by lowering our average cost of production, our ability to shift production away from our older less efficient manufacturing facilities, our ability to make strategic capital investments, our ability to continue to strengthen the functional and operational expertise of our management team, our ability to build on our culture of innovation and technology, and our ability to make, and the amount and timing of, future stock repurchases and dividends. Such statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, but are not limited to, risks related to the actions of GAMCO and other activist shareholders, including the amount of related costs incurred by Superior and the disruption caused to

Superior’s business activities by these actions, general automotive industry and market conditions and growth rates, foreign competition as well as general domestic and international economic conditions, including turmoil in the financial and credit markets, possible disruption in commercial activities due to terrorist activity and armed conflict, changes in the costs of raw materials and labor, a significant decrease in business from or loss of any of our major customers or programs and the loss of key managerial talent. Other risks and uncertainties that may cause actual events to differ materially from the statements we have made herein are identified and described in more detail in Superior’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 28, 2014, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings in connection with the 2015 Annual Meeting of Shareholders. Investors are cautioned not to place undue reliance on any forward-looking statements in this letter, which are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Superior does not expect to, and disclaims any obligation to, publicly update, amend or clarify any forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws. Superior, however, reserves the right to update such statements or any portion thereof at any time for any reason.

Important Additional Information And Where To Find It

Superior Industries International, Inc., its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior’s shareholders in connection with the matters to be considered at Superior’s 2015 Annual Meeting. On March 27, 2015, Superior filed a revised definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Superior’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including the schedules and appendices thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.supind.com, by writing to Superior’s Corporate Secretary at 24800 Denso Drive, Suite 225, Southfield, Michigan 48033, by calling Superior at (818) 781-4973, or by contacting Superior’s proxy solicitor, MacKenzie Partners, Inc., toll free at 1-800-322-2885.

IMPORTANT!

PLEASE VOTE THE WHITE PROXY CARD TODAY!

WE URGE YOU NOT TO SIGN ANY BLUE PROXY CARD

SENT TO YOU BY GAMCO

Remember, you can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions or need assistance in voting

your shares, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com